Exhibit 99-50
TWENTY-SECOND AMENDMENT TO TRUST AGREEMENT BETWEEN
FIDELITY MANAGEMENT TRUST COMPANY AND
DTE ENERGY COMPANY
     THIS TWENTY-SECOND AMENDMENT, dated as of the first day of April, 2009, and effective on such date except as otherwise set forth herein, by and between Fidelity Management Trust Company (the “Trustee”) and DTE Energy Company (the “Sponsor”);
WITNESSETH:
     WHEREAS, the Trustee and Sponsor heretofore entered into a Master Trust Agreement dated June 30, 1994, as amended (the “Trust Agreement”), with regard to DTE Energy Company Savings and Stock Ownership Plan, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 223 of the Utility Workers Union of America, and the MichCon Investment and Stock Ownership Plan (collectively and individually, the “Plan”); and
     WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 14 thereof;
     NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:
(1)	Amending subsection (iii), Purchases and Sales of Sponsor Stock for Batch Activity, of Section 5(e), Sponsor Stock, to add the following new clause (B):
          (B) Purchases and Sales from or to Sponsor. If directed by the Sponsor in writing prior to the trading date, the Trustee may purchase or sell Sponsor Stock from or to the Sponsor if the purchase or sale is for adequate consideration (within the meaning of section 3(18) of ERISA) and no commission is charged. If Sponsor contributions (employer) or contributions made by the Sponsor on behalf of the Participants (employee) under the Plan are to be invested in Sponsor Stock, the Sponsor may transfer Sponsor Stock in lieu of cash to the Trust.
     IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Twenty-Second Amendment to be executed by their duly authorized officers effective as of the day and year first above written.

DTE ENERGY COMPANY			FIDELITY MANAGEMENT TRUST COMPANY

By:	/s/ Elizabeth A. Pochini	3/9/09	By:	/s/ Stephanie Nick	5/20/09

	Authorized Signatory	Date		FMTC Authorized Signatory	Date
DTE Energy Company Q Master Trsust—22 nd Amendment	Confidential Information